                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

               Date of earliest event reported: February 10, 1998

                            SAF T LOK, INCORPORATED
             (Exact name of registrant as specified in its charter)

       Florida                         1-11968                65-0142837
(State or other jurisdiction    (Commission File Number)   (I.R.S. Employer
   of incorporation)                                       Identification No.)

              18245 S.E. Federal Highway, Tequesta, Florida 33469
       (Address of registrant's principal executive offices)  (Zip Code)
      Registrant's telephone number, including area code:  (561) 743-5625

                            ITEM 5:  OTHER EVENTS.

     On February 10, 1998, Saf T Lok Incorporated (the "Company") accepted a purchase order from an independent wholesaler (the "Wholesaler") for the purchase of $6,000,000 of the Company's gun locks and received a $1,000,000 advance payment on the purchase order. The Wholesaler is a well established business, but has no prior experience at selling gun locking devices. The terms of the purchase order provide that $1,000,000 worth of gun locks are to be shipped within 120 days of the purchase order. Upon the delivery of the first $1,000,000 of gun locks under the purchase order, the Company is to receive another advance payment of $1,000,000 for the next $1,000,000 worth of gun locks with deliveries at the rate of approximately $625,000 per month. Thereafter, deliveries of gun locks will be on a net 30 day payment basis. After a total of $2,000,000 worth of gun locks have been shipped, the balance of the purchase order will be shipped on an as needed basis at the rate of approximately $625,000 per month.


     On February 11, 1998, the Company entered into a distribution agreement (the "Distribution Agreement") with a newly formed, unaffiliated, distribution company (the "Distributor") for the sale and purchase of $20,000,000 of the Company's Saf T Lok(TM) and magazine lock products over a period of three years from the date of the Distribution Agreement. Deliveries for the first $7,000,000 of this order are specified to take place throughout the first year, commencing at the end of February, 1998 (the "Initial Order"). Following fulfillment of the obligations under the Initial Order of the Distribution Agreement, the Distributor may terminate the Distribution Agreement, without cause, and cancel any orders pending that have not been shipped upon 90 days prior written notice. The purchase order from the Wholesaler described above satisfies and takes the place of $6,000,00 of the Initial Order under the Distribution Agreement. Subsequent to the Company's fulfillment of the Initial Order, the Distributor may provide releasing orders to the Company for the purchase and delivery of the remaining $13,000,000 gun locks pursuant to the Distribution Agreement. A copy of the Agreement is attached hereto as Exhibit 10.1.

     The Distribution Agreement provides that, while the Distribution Agreement is in effect, the Distributor has the exclusive right to sell the Company's products throughout the world to wholesalers, retailers and end users except for law enforcement agencies, governmental entities, military organizations and original equipment manufacturers ("OEMs") (such as gun manufacturers).

     The Distributor is obligated to create and place certain types of advertising pursuant to an advertising plan to be approved by the Company for a total of $5,000,000 over the next two years. The Company has delivered to the Distributor 1,000,000 shares of its common stock in connection with the Distribution Agreement. The Distributor has pledged this stock to the Company as security for the Distributor's obligation to place the advertising. As the Distributor meets its obligation to place advertising, the Company will release pledged shares to the Distributor at the rate of one share for each $5.00 of advertising placed by the Distributor. It is the Distributor's obligation to pay for this advertising.

     The Company decided to grant this exclusive arrangement to the Distributor so that the Company can focus its efforts on the law enforcement, governmental entity, military and OEM markets.

     In connection with the Distribution Agreement, on February 11, 1998, the Company entered into an agreement with three unaffiliated companies, granting the three companies stock purchase warrants for an aggregate total of 2,000,000 shares of common stock with an exercise price of $5.00 per share and a term of 5 years. These companies were instrumental in assisting the Company in finding the Wholesaler and the Distributor.

     In addition, and in connection with the Distribution Agreement, on February 11, 1998, the Company entered into a commission agreement with a consulting company which helped the Company structure the transaction with the Distributor. This commission agreement provides that the consulting company will receive a 15% commission from the sale of the products in accordance with the Distribution Agreement and a 15% fee upon the exercise of the stock purchase warrants described above.

     The Distributor is a newly formed corporation with no direct experience in selling gun locking devices.


                                    EXHIBITS

Exhibit Number    Exhibit Table
----------------  ------------------------------------------------
10.1              Distribution Agreement

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Saf T Lok Incorporated

Date: March 12, 1998
     ---------------
                                    By: /s/ John L. Gardner
                                       -----------------------------------------
                                    John L. Gardner, President and
                                    Chief Executive Officer


                               INDEX TO EXHIBITS

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
Exhibit    Description
---------  ------------------------------------------------
10.1       Distribution Agreement

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